EXHIBIT 5.1
Opinion of Counsel/
Consent of Counsel

ROGER L. FIDLER
Attorney at Law
225 Franklin Avenue
Midland Park, N.J. 07432
(201) 670-0881
(201) 670-0888 (Fax)
rfidler0099@aol.com

November 23, 2009

WORLD WIDE RELICS INC.
1202 Lexington Avenue, Suite 104
New York, New York 10028

Re: Opinion of Counsel/Consent of Counsel

Gentlemen:

You have requested my opinion as counsel for WORLD WIDE RELICS INC., a Nevada corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended (the "Securities Act"), and the Rules and regulations promulgated thereunder, of an aggregate of  6,478,559 shares (the “Shares”) of the Company's common stock, par value $0.001 per share (the “Common Stock”), pursuant to a Registration Statement on Form S-1 (the “Registration Statement”), and the resale of 1,478,559 of those common shares.

For purposes of this opinion, I have examined the Registration Statement, and the amendments thereto, filed with the Securities and Exchange Commission on or about the date hereof, including the prospectus, which is a part thereof (the “Prospectus”) and the exhibits thereto.  I have also been furnished with and have examined originals or copies, certified or otherwise identified to my satisfaction, of all such records of the Company, agreements and other instruments, certificates of officers and representatives of the Company, certificates of public officials and other documents as I have deemed it necessary to require as a basis for the opinions hereafter expressed.

In my examination, I have assumed the genuineness of all signatures, the legal capacity of natural persons, the correctness of facts set forth in certificates, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified or Photostatted copies, and the authenticity of the originals of such copies.

My opinions below are based upon the laws of the State of New York, the General Corporation Law of the State of Nevada, including the statutory provisions, all applicable provisions of the Nevada Constitution and reported judicial decisions interpreting these laws and the federal securities laws of the United States.

Based on the foregoing, it is my opinion that :

1.  The Company is a duly organized and validly existing corporation under the laws of the State of Nevada, with corporate power to conduct the business it conducts as described in the Registration Statement;

2.  The Company has an authorized capitalization as set forth in the Registration Statement;

3.  The securities set forth in the Registration Statement being offered for issuance by the Company, at the time of issuance, will be validly issued and are fully paid and non-assessable shares of common stock of WORLD WIDE RELICS INC.; and

I consent to the filing of this opinion as an exhibit to the Registration Statement, including Amendment No. 4 thereto filed herewith, and consent to the use of my name under the caption “Legal Matters” in the Prospectus.

Sincerely,

/s/ Roger L. Fidler
Roger L. Fidler, Esq.